Exhibit 99.1

APPLETON PAPERS ANNOUNCES COMPANY NAME CHANGE TO APPVION, INC.

Appvion reflects the company’s heritage of applied innovation.

(Appleton, Wis., May 13, 2013) Appleton Papers announced today that the company changed its name to Appvion, Inc. The new name reflects the company’s heritage of innovation in applying chemistry to paper and microencapsulation as a means to create value for its customers.

Commenting on the name change, Appvion’s chairman, president and chief executive officer, Mark Richards, said, “Charles Boyd founded our company 106 years ago today with the belief that he could add value to paper by applying coatings to it. Since then, company employees have used their ingenuity and ability to adapt their expertise to new opportunities to prove that Mr. Boyd’s idea was sound, profitable and enduring.

“Our company’s success has been based on using applied chemistry to increase the performance of paper. More recently our expertise in microencapsulation has enabled us to partner with companies like Procter & Gamble to enhance the performance and value of a growing range of consumer and industrial products.”

Richards added that while producing thermal, carbonless, security and other specialty coated papers will continue to be an important part of the company’s product offering, adopting the name Appvion reflects the company’s entry into diverse new markets and makes it clear that paper won’t be the only component of the company’s future success.

“We are proud of our company’s heritage and our deep roots in the Appleton community,” Richards said. “We believe our new name appropriately reflects the strengths on which our company was built and the diversification and growth we expect to achieve in the future.”

About Appvion, Inc.

Appvion creates product solutions through its development and use of coating formulations, coating applications and Encapsys® microencapsulation technology. The company produces thermal, carbonless and security papers and Encapsys products. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,700 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Media Contacts:	Bill Van Den Brandt
Appvion, Inc.
Senior Manager, Corporate Communications
920-991-8613
bvandenbrandt@appvion.com